UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 31, 2016

EMERALD MEDICAL APPLICATIONS CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-15476

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

7 Imber Street, Petach Tikva, Israel	4951141
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (972) 3-744-4505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on September 9, 2016 (the "Effective Date") and subject to the acceptance of certain appointments and engagements as set forth below, the Board of Directors of Emerald Medical Applications Corp. (the "Registrant") authorized the following executive appointments, changes in positions and resignations: (i) the appointment of Mr. Lior Wayn, the Registrant's CEO, CFO and a director, as president of the Registrant and of its wholly-owned Israeli subsidiary, Emerald Medical Applications Ltd ("Emerald IL"). In connection with Mr. Wayn's appointment as president of the Registrant and of Emerald IL, Mr. Wayn shall cease serving as CEO and CFO of the Registrant and of Emerald IL, as of the Effective Date, but shall remain as a member of the Board of Directors of both entities.

In connection with Mr. Wayn ceasing to serve as CEO and CFO of the Registrant and of Emerald IL, the Registrant: (i) appointed David Ben Naim, who had been appointed as financial controller of the Registrant and Emerald IL on June 15, 2016, as CFO of both entities; and (ii) appointed Mrs. Adi Zamir as CEO of the Registrant and of Emerald IL.

Mrs. Adi Zamir, age 44, CEO: Prior to her appointment as CEO of the Registrant, Mrs. Zamir served as VP of Product Development for Emerald IL. For the past 15 years prior to her appointment as CEO, Mrs. Zamir has developed significant mamanagement experience in charge of IT projects as well as extensive knowledge and experience in the implementation of international crowdsourcing projects in Israel.

From July 2007 until February 2011, Mrs. Zamir served as a director (business unit manager) and from March 2011 until May 2013 served as Vice President of the Training and Testing of Ness Technologies Inc., formerly a reporting company listed on the Nasdaq and the Tel-Aviv Stock Exchange under the symbol NSTC. : NSTC and a leading Israeli ICT firm. From May 2013 until December 2014, Mrs. Zamir Adi served as the internation project leader for Israel's National Library - Information Systems Division, as well as serving as as an executive IT consultant to the Chief Executive Officers of several private companies in Israel.

Mrs. Zamir has a Masters in Law degree from Bar Ilan University, Ramat Gan, Israel, a Masters degree in Education - majoring in Cognition from The Hebrew University, Jerusalem, Israel and a B.Ed. in Science Education from Beit Berl College, Kfar Saba, Israel. From February 2014 to the present, Mrs. Zamir has taught Information Systems Management at the Academic College of Tel Aviv-Yafo, Israel.

Professor Benad Goldwasser, who was appointed as a director of the Registrant and of Emerald IL on May 5, 2016, submitted his Letter of Resignation from both boards effective August 31, 2016. A copy of the Letter of Resignation is filed herewith as Exhibit 17.4. Professor Goldwasser had no disagreements with the operations, policies or practices of the Registrant or its subsidiary. In connection with the resignation of Professor Goldwasser, the Board of Directors appointed Mr. Chaim Hurvitz as a director.

Chaim Hurvitz, age 56,director: Mr. Hurvitz, who has over 30 years of experience in the life sciences industry, is the founder and has been CEO of CH Health-Private Venture Capital Ltd, a private venture capital firm, since its formation in May 2011. Since 2011, Mr. Hurvitz has served as Chairman of the Board of Directors of Galmed Pharmaceuticals Ltd, a public company organized under the laws of Israel (NasdaqCM: GLMD). From 2010 until July 2014, Mr. Hurvitz served as a member of the board of directors in Teva Pharmaceuticals Industries Ltd (NYSE: TEVA). Mr. Hurvitz was a member of the senior management of Teva Pharmaceuticals Industries Ltd., serving as the President of Teva International Group from 2002 until 2010, as President and CEO of Teva Pharmaceuticals Europe from 1992 to 1999 and as Vice President - TEVA Israeli Pharmaceutical Sales from 1999 until 2002. Mr. Hurvitz is a member of the presidency board of the Manufacturers Association of Israel and chairs its pharmaceutical branch. Mr. Hurvitz received his Bachelor of Arts degree in political science and economics from Tel-Aviv Unitversity, Israel in 1985.

Item 9.01 Financial Statements and Exhibits

(b) The following documents are filed as exhibits to this current report or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
17.4	Letter of Resignation of Professor Benad Goldwasser dated August 31, 2016, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Lior Wyan CEO Lior Wyan Date: September 8, 2016